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                                                                    Exhibit 11.0

                             BTU INTERNATIONAL, INC.
                   CALCULATION OF NET INCOME PER COMMON SHARE
                  (Dollars in Thousands, except per share data)

                                                                For the Year Ended December 31,
                                                                -------------------------------
                                                          1999                1998                1997
                                                          ----                ----                ----
Net income                                             $    2,838          $    1,533          $    1,250

Net income applicable to
  common stockholders                                  $    2,838          $    1,533          $    1,250
                                                       ==========          ==========          ==========

Weighted average number of shares outstanding
   Basic Shares                                         6,798,735           7,068,432           7,290,548

   Effect of Dilutive Options                             168,952              49,136              45,154
                                                       ----------          ----------          ----------

   Diluted Shares                                       6,967,687           7,117,568           7,335,702
                                                       ==========          ==========          ==========

Earnings Per Share

   Basic                                               $     0.42          $     0.22          $     0.17
                                                       ----------          ----------          ----------

   Diluted                                             $     0.41          $     0.22          $     0.17
                                                       ----------          ----------          ----------